Filed Pursuant to Rule 433

Registration No. 333-199594

October 31, 2016

Pricing Term Sheet

$1,750,000,000

The Procter & Gamble Company

$875,000,000 1.700% Notes due 2021

$875,000,000 2.450% Notes due 2026

1.700% Notes due 2021

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$875,000,000

Maturity Date:	November 3, 2021

Coupon (Interest Rate):	1.700%

Price to Public (Issue Price):	99.795% of principal amount

Yield to Maturity:	1.743%

Spread to Benchmark Treasury:	+ 43 basis points

Benchmark Treasury:	1.250% UST due October 31, 2021

Benchmark Treasury Yield:	1.313%

Interest Payment Dates:	May 3 and November 3, commencing May 3, 2017

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 31, 2016

Settlement Date:	November 3, 2016 (T+3)

CUSIP Number:	742718EQ8

ISIN Number:	US742718EQ89

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
ING Financial Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Refinancing Transactions:	On October 17, 2016, The Procter & Gamble Company commenced a debt tender offer to purchase, for an aggregate purchase price of up to $1.25 billion in cash, the P&G debt securities listed in the Prospectus Supplement. On October 31, 2016, The Procter & Gamble Company announced that it has amended the terms of the tender offer to increase the maximum aggregate purchase price from $1.25 billion to $1.65 billion. Other than the increase in the maximum tender amount, all other terms and conditions of the tender offer remain unchanged.

2.450% Notes due 2026

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$875,000,000

Maturity Date:	November 3, 2026

Coupon (Interest Rate):	2.450%

Price to Public (Issue Price):	99.859% of principal amount

Yield to Maturity:	2.466%

Spread to Benchmark Treasury:	+ 63 basis points

Benchmark Treasury:	1.500% UST due August 15, 2026

Benchmark Treasury Yield:	1.836%

Interest Payment Dates:	May 3 and November 3, commencing May 3, 2017

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 31, 2016

Settlement Date:	November 3, 2016 (T+3)

CUSIP Number:	742718ER6

ISIN Number:	US742718ER62

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
ING Financial Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Refinancing Transactions:	On October 17, 2016, The Procter & Gamble Company commenced a debt tender offer to purchase, for an aggregate purchase price of up to $1.25 billion in cash, the P&G debt securities listed in the Prospectus Supplement. On October 31, 2016, The Procter & Gamble Company announced that it has amended the terms of the tender offer to increase the maximum aggregate purchase price from $1.25 billion to $1.65 billion. Other than the increase in the maximum tender amount, all other terms and conditions of the tender offer remain unchanged.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 and Morgan Stanley & Co. LLC at 1-866-718-1649.

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